Free Writing Prospectus

Filed on February 17, 2016 Pursuant to Rule 433

Registration Statement No. 333-189633

KIMBERLY-CLARK CORPORATION

$400,000,000 1.400% Notes due February 15, 2019

$400,000,000 2.750% Notes due February 15, 2026

PRICING TERM SHEET

Dated February 17, 2016

$400,000,000 1.400% Notes due February 15, 2019

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$400,000,000

Maturity Date:	February 15, 2019

Coupon:	1.400%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing August 15, 2016

Interest Record Dates:	February 1 and August 1

Price to Public:	99.994% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$398,976,000

Benchmark Treasury:	0.750% due February 15, 2019

Benchmark Treasury Yield:	0.952%

Spread to Benchmark Treasury:	45 bps

Yield to Maturity:	1.402%

Optional Redemption:

The 2019 Notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2019 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 10 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2019 Notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	February 22, 2016 (T+3)

CUSIP:	494368 BT9

ISIN:	US494368BT98

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC

$400,000,000 2.750% Notes due February 15, 2026

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$400,000,000

Maturity Date:	February 15, 2026

Coupon:	2.750%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing August 15, 2016

Interest Record Dates:	February 1 and August 1

Price to Public:	99.628% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$396,712,000

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury Yield:	1.843%

Spread to Benchmark Treasury:	95 bps

Yield to Maturity:	2.793%

Optional Redemption:

The 2026 Notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2026 Notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	February 22, 2016 (T+3)

CUSIP:	494368 BU6

ISIN:	US494368BU61

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC

The issuer has filed a registration statement (No. 333-189633) (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 800-831-9146, Deutsche Bank Securities Inc. toll-free at 800-503-4611 or J.P. Morgan Securities LLC collect at 212-834-4533.